Exhibit 99.1

For Release: Wednesday, January 18, 2006

Contact:	Douglas Stewart, President-CEO
Debra Geuy, Chief Financial Officer

PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES
EARNINGS AND INCREASED DIVIDEND

Sidney, Ohio OTCBB - “PSFC”

Douglas Stewart, President and CEO of Peoples-Sidney Financial Corporation announced today the Corporation’s results for the second quarter of fiscal 2006 and six month results for the period ending December 31, 2005, as well as an increase to the regular quarterly dividend to be paid to its shareholders.

Net income for the quarter ended December 31, 2005 was $285,000, or $0.21 basic and diluted earnings per share compared to $254,000, or $0.18 basic and diluted earnings per share for the same period last year.

The Corporation’s year to date net income for the six months ended December 31, 2005 was $525,000, or $0.38 basic and diluted earnings per share. This compares to $494,000, or $0.36 basic and diluted earnings per share for the same period a year ago. This year to date comparison represents an increase in net income of $31,000, or 6% for the current year.

The increase in net income for the three and six-month periods ended December 31, 2005 was primarily due to an increase in net interest income of $74,000 and $123,000 respectively resulting from an improvement in the net interest rate spread between interest earning assets and interest bearing liabilities. Also contributing to the increase in net income was an increase in noninterest income for both the current three and six-month periods. This is primarily due to a $23,000 loss recorded on a real estate owned property that occurred in the prior year. The increases to net income were partially offset by increases of $48,000 and $111,000, respectively, in noninterest expense for the current three and six-month periods, as well as increases of $18,000 for both periods related to income tax expense. These increases in noninterest expense were primarily related to normal increases in compensation and benefits expense, increased costs associated with an upgraded computer processing system and increased professional fees resulting from new government regulations and requirements.

Peoples-Sidney Financial Corporation had assets of $137.9 million and shareholders’ equity of $17.3 million as of December 31, 2005.

At its regular meeting held January 12, 2006, the Board of Directors declared a quarterly dividend of $0.16 per share for record holders as of January 31, 2006. This represents a seven percent increase over the prior quarterly dividend of $0.15 per share. The payable date will be February 15, 2006. This also represents the tenth time the Corporation has increased its dividend to shareholders since becoming a stock Corporation in 1997.

Stewart commented, “Our Board of Directors have consistently shared a substantial portion of our corporate earnings with our shareholders. Subject, of course, to continued safe and sound operations, this increase demonstrates our commitment to continue that objective.”

Stewart also confirmed that the Corporation is now officially listed on the Over the Counter Bulletin Board (OTCBB), having previously been listed on NASDAQ NMS. The stock ticker symbol,“PSFC” has not changed.

When used in this press release or other public or shareholder communications, in filings by the Corporation with the Securities and Exchange Commission and in oral statements made with the approval of an authorized executive office, the words or phrases “should result,” “will likely result,” “will enable,” “are expected to,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Corporation’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Corporation’s market area and competition, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Corporation wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Corporation wishes to advise readers that the factors listed could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Corporation does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.